AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2001
                                                      REGISTRATION NO. 333-73162
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             (Exact name of registrant as specified in its charter)

                  MARYLAND                                  84-1259577
       (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                  Identification Number)

                           COLORADO CENTER, TOWER TWO
                   2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222

               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                               PETER K. KOMPANIEZ
              PRESIDENT AND VICE-CHAIRMAN OF THE BOARD OF DIRECTORS
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                   2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
 (Name, Address, Including Zip Code, and Telephone number, including Area Code, of Agent For Service)

                                 ---------------

                                    Copy to:

                           JONATHAN L. FRIEDMAN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


                                                                PROPOSED                 PROPOSED
                                          AMOUNT TO BE       MAXIMUM OFFERING         MAXIMUM AGGREGATE            AMOUNT OF
 TITLE OF SHARES TO BE REGISTERED          REGISTERED        PRICE PER UNIT(1)         OFFERING PRICE           REGISTRATION FEE

Class A Common  Stock,  par  value
    $.01 per share                       715,781 shares           $42.78                 $30,621,111                $7,655.28(2)


(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price on November 7, 2001.

(2)   Previously paid.

                                 ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

     Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000 Denver, Colorado 80222 (303) 757-8101

                     715,781 SHARES OF CLASS A COMMON STOCK

     Apartment Investment and Management Company is a self-administered and self-managed real estate investment trust engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties.

     This Prospectus relates to:

o the possible issuance by Apartment Investment and Management Company of up to 151,896 shares of Class A Common Stock to holders of up to 151,896 Partnership Common Units of AIMCO Properties, L.P., issued on November 15, 2000, if and to the extent that such holders tender their units for redemption and we issue them shares of Class A Common Stock in exchange therefor; and

o the offer and sale from time to time by certain stockholders of up to 634,119 shares of Class A Common Stock issued in exchange for 634,119 Partnership Common Units of AIMCO Properties, L.P.;

o the possible issuance by Apartment Investment and Management Company of up to 37,186 shares of Class A Common Stock to holders of up to 29,752 Class Seven Partnership Preferred Units of AIMCO Properties, L.P. ("Class Seven Preferred Units"), issued on November 15, 2000, if and to the extent that such holders tender their units for redemption and we issue them shares of Class A Common Stock in exchange therefor;

o the offer and sale from time to time by certain stockholders of up to 37,186 shares of Class A Common Stock issued in exchange for 29,752 Class Seven Preferred Units;

o the offer and sale from time to time by certain stockholders of up to 7,813 shares of Class A Common Stock issued in exchange for up to 6,250 Class Eight Partnership Preferred Units of AIMCO Properties, L.P. ("Class Eight Preferred Units"); and

o the offer and sale from time to time by certain stockholders of up to 36,663 shares of Class A Common Stock issued in exchange for up to 76,996 Class Nine Partnership Preferred Units of AIMCO Properties, L.P. ("Class Nine Preferred Units").

     We are registering the shares covered by this Prospectus as required under the terms of certain agreements between the selling stockholders and us. The registration of the shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. We will receive no proceeds from any sales of the shares, but will incur expenses in connection with the offering. See "Selling Stockholders" and "Plan of Distribution."

     The selling stockholders may sell the Class A Common Stock offered hereby from time to time on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.


     The Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On November 21, 2001, the closing sale price of the Class A Common Stock on the NYSE was $44.24 per share.


     INVESTING IN THE CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



November 21, 2001

                                TABLE OF CONTENTS

 THE COMPANY                                                                          5

 RISK FACTORS                                                                         5

 USE OF PROCEEDS                                                                     12

 REDEMPTION OF UNITS                                                                 12

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
 OF AN EXCHANGE OR REDEMPTION OF UNITS                                               12

 COMPARISON OF PARTNERSHIP COMMON UNITS AND CLASS A COMMON STOCK                     15

 COMPARISON OF CLASS SEVEN PARTNERSHIP PREFERRED UNITS
 AND CLASS A COMMON STOCK                                                            17

 SELLING STOCKHOLDERS                                                                20

 PLAN OF DISTRIBUTION                                                                22

 CERTAIN FEDERAL INCOME TAXATION CONSIDERATIONS                                      23

 WHERE YOU CAN FIND MORE INFORMATION                                                 32

 LEGAL MATTERS                                                                       33

 EXPERTS                                                                             33

                                   THE COMPANY

Apartment Investment and Management Company ("AIMCO"), a Maryland corporation incorporated on January 10, 1994, is a self-administered and self-managed REIT engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. As of September 30, 2001, we owned, managed or held an equity interest in 303,805 apartment units in 1,566 properties located in 46 states, the District of Columbia and Puerto Rico. As of September 30, 2001, we:

     o owned or controlled (consolidated) 154,081 units in 564 apartment properties;

     o held an equity interest in (unconsolidated) 97,120 units in 593 apartment properties; and

     o managed 52,604 units in 409 apartment properties for third party owners and affiliates.

We conduct substantially all of our operations through our operating partnership, AIMCO Properties, L.P. Through a wholly-owned subsidiary, we act as the sole general partner of the AIMCO operating partnership. As of September 30, 2001, we owned approximately an 86% interest in the AIMCO operating partnership. Generally, when we refer to "we," "us" or the "Company" in this prospectus, we are referring to AIMCO, the AIMCO operating partnership and their respective subsidiaries.

EquiServe Trust N.A. serves as transfer agent and registrar of our Class A Common Stock.


                                  RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our securities.

Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

THE FORM OF YOUR INVESTMENT WILL CHANGE IF YOU REDEEM UNITS.

If you exercise your unit redemption right, we will determine whether you receive cash or Class A Common Stock in exchange for your units. If you receive Class A Common Stock, you will become a stockholder of AIMCO rather than a holder of units in the AIMCO operating partnership. There are some differences between the ownership of units, and ownership of shares of Class A Common Stock. Further, since the price of the Class A Common Stock fluctuates, the price you receive when you sell your Class A Common Stock may not equal the value of the units at the time of the redemption.

IF WE ARE NOT ABLE TO SUCCESSFULLY ACQUIRE, REDEVELOP AND EXPAND APARTMENT PROPERTIES, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we may not be able to successfully complete transactions in the future. Although we seek to acquire, develop and expand properties only when such activities increase our net income on a per share basis, such transactions may fail to perform in accordance with our expectations. When we develop or expand properties, we are subject to the risks that:

     o    costs may exceed original estimates;

     o occupancy and rental rates at the property may be below our projections;

     o    financing may not be available on favorable terms or at all;

     o redevelopment and leasing of the property may not be completed on schedule; and

     o we may experience difficulty or delays in obtaining necessary zoning, land-use, building, occupancy and other governmental permits and authorizations.

WE MAY HAVE DIFFICULTY INTEGRATING ANY ACQUIRED BUSINESS OR PROPERTIES.

We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned or managed properties from 132 apartment properties with 29,343 units to 1,566 apartment properties with 303,805 units as of September 30, 2001. These acquisitions have included purchases of properties and interests in entities that own or manage properties, as well as corporate mergers. Our ability to successfully integrate acquired businesses and properties depends, among other things, on our ability to:

     o    attract and retain qualified personnel;

     o    integrate the personnel and operations of the acquired businesses;

     o    maintain uniform standards, controls, procedures and policies; and

     o    maintain adequate accounting and information systems.

We can provide no assurance that we will be able to accomplish these goals and successfully integrate any acquired businesses or properties. If we fail to successfully integrate such businesses, our results of operations could be adversely affected.


AS OUR SIZE INCREASES, IT BECOMES MORE DIFFICULT FOR US TO ACHIEVE RAPID GROWTH.

Our rapid growth since our initial public offering in July 1994 was achieved when we were a smaller company. As a result of our current size, future acquisitions of the same size and magnitude will have a smaller impact on us. It is also more difficult for us to identify and complete acquisitions of greater size that are consistent with our growth strategy. In fact, since December 31, 2000, our portfolio of owned or managed properties has declined from 1,720 apartment properties with 326,289 units to 1,566 apartment properties with 303,805 units as of September 30, 2001.


WE ARE SUBJECT TO LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS, WHICH COULD INCREASE OUR EXPENSES AND PREVENT COMPLETION OF BENEFICIAL TRANSACTIONS.

We have engaged in, and intend to continue to engage in, the selective acquisition of interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we may be subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement. Although we intend to comply with our fiduciary obligations and relevant partnership agreements, we may incur additional costs in connection with the defense or settlement of this type of litigation. In some cases, this type of litigation may adversely affect our desire to proceed with, or our ability to complete, a particular transaction. Any litigation of this type could also have a material adverse effect on our results of operations.


OUR EXISTING AND FUTURE DEBT FINANCING COULD RENDER US UNABLE TO OPERATE, RESULT IN FORECLOSURE ON OUR PROPERTIES OR PREVENT US FROM MAKING DISTRIBUTIONS ON OUR EQUITY.

Our strategy is generally to incur debt to increase the return on our equity while maintaining acceptable interest coverage ratios. We seek to maintain a ratio of free cash flow to combined interest expense and preferred stock dividends of between 2:1 and 3:1. However, our Board of Directors could change this strategy at any time and increase our leverage. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt which would result in loss of income and asset value to us. As of September 30, 2001, substantially all of the properties that we owned or controlled were encumbered by debt. As of September 30, 2001, we had approximately $4,336 million of indebtedness outstanding on a consolidated basis, all of which was secured.


INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE.

As of September 30, 2001, approximately $708.5 million (15.9% of the total) of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and reduce our cash flow and our ability to service our indebtedness and make distributions.

WE MAY INCUR LOSSES DUE TO INTEREST RATE HEDGING TRANSACTIONS.

From time to time, in anticipation of refinancing debt, we may enter into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements would provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline. These agreements involve the following risks:

     o interest rate movements during the term of the agreement may result in a loss to us;

     o we may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and

     o    we may incur a loss if the counterparty to the agreement fails to pay.


COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS.

Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us. Our credit facilities provide that we may make distributions to our investors during any 12-month period in an aggregate amount that does not exceed the greater of 80% of our funds from operations for such period or such amount as may be necessary to maintain our REIT status. The credit facilities prohibit all distributions if our:

     o    fixed charge coverage ratio is less than 1.50 to 1;

     o    interest coverage ratio is less than 2.25 to 1;

     o    unsecured debt service coverage ratio is less than 3.00 to 1;

     o    total combined debt to gross asset value ratio exceeds 0.55 to 1;

     o    total obligations to gross asset value ratio exceeds 0.65 to 1;

     o    encumbered property debt coverage ratio is less than 1.60 to 1; or

     o consolidated net worth is less than the sum of $2.24 billion and 85% of the net proceeds of any securities issuances after June 30, 2000.

Our outstanding classes of preferred stock and partnership preferred units prohibit the payment of dividends on our common stock or the partnership common units if we fail to pay the dividends or distributions to which the holders of the preferred stock or partnership preferred units are entitled. In addition, our 6 1/2% convertible debentures prohibit the payment of dividends on our capital stock if we elect to defer payments of interest on these convertible debentures, which we have the right to do for periods of up to 60 months. If we are unable to pay dividends, we may fail to qualify as a REIT. This would subject us to corporate taxation and reduce our ability to make distributions to you.

WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES THAT THEY MAY BE PROHIBITED FROM MAKING.

All of our properties are owned, and all of our operations are conducted, by the AIMCO operating partnership and our other subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations. As an equity investor in the subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that we are recognized as a creditor of such subsidiaries, our claims would still be subordinate to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to us.

CHANGES IN THE REAL ESTATE MARKET MAY LIMIT OUR ABILITY TO GENERATE FUNDS FROM OPERATIONS.

Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions beyond our control, including:

     o    the general economic climate;

     o    competition from other apartment communities and alternative housing;

     o local conditions, such as an increase in unemployment or an oversupply of apartments, that might adversely affect apartment occupancy or rental rates;

     o changes in governmental regulations and the related cost of compliance;

     o increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;

     o changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

     o    changes in interest rate levels and the availability of financing; and

     o    the relative illiquidity of real estate investments.


WE MAY BE SUBJECT TO COSTLY ENVIRONMENTAL LIABILITIES, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against these properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under these laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

LAWS BENEFITING DISABLED PERSONS MAY RESULT IN OUR INCURRENCE OF UNANTICIPATED EXPENSES.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Likewise, the Fair Housing Amendments Act of 1988 or FHAA requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. These and other Federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties. Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with the ADA and the FHAA.

AFFORDABLE HOUSING REGULATIONS MAY LIMIT RENT INCREASES AT SOME OF OUR PROPERTIES, REDUCING OUR REVENUE AND, IN SOME CASES, CAUSING US TO SELL PROPERTIES THAT WE MIGHT OTHERWISE CONTINUE TO OWN.

As of September 30, 2001, we owned or controlled 58 properties, held an equity interest in 380 properties and managed for third parties and affiliates 263 properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the United States Department of Housing and Urban Development, or HUD, or state housing finance agencies, typically provide mortgage insurance, favorable financing terms or rental assistance payments to the property owners. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue. We usually need to obtain the approval of HUD in order to manage, or acquire a significant interest in, a HUD-assisted property. We may not always receive such approval.

THE LOSS OF PROPERTY MANAGEMENT CONTRACTS MAY REDUCE OUR REVENUES.

We manage some properties owned by third parties. In 2000, we received $32.7 million of revenue from the management of such properties, including $11.1 million from the Oxford entities, which we acquired in 2000. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline. In general, management contracts may be terminated or otherwise lost as a result of:

     o a disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner;

     o the property owner's determination that our management of the property is unsatisfactory;

     o willful misconduct, gross negligence or other conduct that constitutes grounds for termination; or

     o with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

WE DEPEND ON OUR CHIEF EXECUTIVE OFFICER AND OUR PRESIDENT; OUR OPERATIONS WOULD BE HARMED IF WE LOST THEIR SERVICES.

Although we have entered into employment agreements with our Chairman and Chief Executive Officer, Terry Considine, and our President, Peter K. Kompaniez, the loss of any of their services could have an adverse effect on our operations.

WE MAY ENGAGE IN TRANSACTIONS WITH AFFILIATES AND EXPERIENCE CONFLICTS OF INTEREST INHERENT IN THESE TRANSACTIONS.

We have been, and continue to be, involved in various transactions with a number of our affiliates, including our executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority of our disinterested directors approve certain transactions with affiliates. However, we cannot assure you that these policies will be successful in eliminating the influence of such conflicts. Furthermore, these policies are subject to change without the approval of our stockholders.

YOU MAY RECOGNIZE TAXABLE GAIN ON AN EXCHANGE OR REDEMPTION OF YOUR UNITS.

In general, if you tender all of your units for redemption, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the transaction and your adjusted tax basis in your tendered units. The amount realized will be an amount equal to the sum of the cash and the fair market value of any shares of Class A Common Stock you receive plus the allocable share of the AIMCO operating partnership's liabilities allocated to your tendered units. Any tax liability resulting from such gain could exceed the amount of cash and the fair market value of any shares of Class A Common Stock received by you. In addition, if you tender less than all of your units and the AIMCO operating partnership redeems such tendered units with cash (which is not contributed by AIMCO to effect the redemption), you will not recognize any taxable loss. If you exercise your redemption right with respect to units within two years of the date that you transferred property to the AIMCO operating partnership in exchange for such units, particularly Class Seven Preferred Units, Class Eight Preferred Units and Class Nine Preferred Units, your exchange of property for units could be treated, in whole or in part, as a disguised sale of your property to the AIMCO operating partnership in the year of such transfer and must be reported to the IRS. In such a case, you would be required to recognize gain or loss on such disguised sale in the year that you transferred property to the AIMCO operating partnership. In addition, if you receive shares of Class A Common Stock in exchange for tendered units, you will not be able to use income and loss from your investment in Class A Common Stock to offset passive income and losses from other investments, and distributions with respect to Class A Common Stock will constitute taxable income to the extent of AIMCO's earnings and profits.

The particular tax consequences of a redemption to you will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units for redemption.

WE MAY FAIL TO QUALIFY AS A REIT.

AIMCO believes that it operates in a manner that enables it to meet the requirements for qualification as a REIT for Federal income tax purposes. However, future economic, market, legal, tax or other considerations may cause it to fail to qualify as a REIT, or its board of directors may determine to revoke its REIT status. If AIMCO fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing its taxable income, and AIMCO will be subject to Federal income tax at regular corporate rates. This would substantially reduce the funds available for payment to AIMCO's investors. See "Certain Federal Income Taxation Considerations" for more detail.

In addition, the failure of AIMCO to qualify as a REIT would trigger the following consequences:

     o AIMCO would be obligated to repurchase a material amount of its preferred stock, plus accrued and unpaid dividends to the date of repurchase; and

     o AIMCO would be in default under its primary credit facility and certain other loan agreements.

REIT DISTRIBUTION REQUIREMENTS LIMIT OUR AVAILABLE CASH.

As a REIT, AIMCO is subject to annual distribution requirements, which limit the amount of cash it has available for other business purposes, including amounts to fund its growth.

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS COULD HAVE A NEGATIVE IMPACT ON US.

The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes in the tax laws (which may have retroactive application), could adversely affect AIMCO's investors. AIMCO cannot predict how changes in the tax law might affect it or its investors. For example, under recently enacted legislation, effective January 1, 2001, if any of our management companies were deemed to operate or manage a health care or lodging facility, we would fail to qualify as a REIT. While we believe that, as of January 1, 2001, none of the management companies operate or manage any health care or lodging facilities, the statute provides little guidance as to the definition of a health care or lodging facility. Accordingly, we cannot assure you that the IRS will not contend that any of our management companies operate or manage a health care or lodging facility, resulting in our disqualification as a REIT.

WE MAY BE SUBJECT TO OTHER TAX LIABILITIES.

Even if AIMCO qualifies as a REIT, AIMCO and its subsidiaries may be subject to certain Federal, state and local taxes on its income and property. Any such taxes would reduce AIMCO's operating cash flow.

LIMITS ON OWNERSHIP OF SHARES IN OUR CHARTER MAY RESULT IN THE LOSS OF ECONOMIC AND VOTING RIGHTS BY PURCHASERS THAT VIOLATE THOSE LIMITS.

Our charter limits ownership of our common stock by any single stockholder to 8.7% of the outstanding shares, or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine. Our charter also limits ownership of our common stock and preferred stock by any single stockholder to 8.7% of the value of the outstanding common stock and preferred stock, or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine. The charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or results in five or fewer persons, applying certain attribution rules of the Internal Revenue Code, owning 50% or more of the value of all of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs:

     o    the transfer will be considered null and void;

     o    we will not reflect the transaction on our books;

     o    we may institute legal action to enjoin the transaction;

     o we may demand repayment of any dividends received by the affected person on those shares;

     o    we may redeem the shares;

     o    the affected person will not have any voting rights for those shares;
          and

     o the shares (and all voting and dividend rights of the shares) will be held in trust for the benefit of one or more charitable organizations designated by us.

We may purchase the shares held in trust at a price equal to the lesser of the price paid by the transferee of the shares or the then current market price. If the trust transfers any of the shares, the affected person will receive the lesser of the price he paid for the shares or the then current market price. An individual who acquires shares that violate the above rules bears the risk that the individual:

     o    may lose control over the power to dispose of such shares;

     o may not recognize profit from the sale of such shares if the market price of the shares increases;

     o may be required to recognize a loss from the sale of such shares if the market price decreases; and

     o may be required to repay AIMCO any distributions received from AIMCO as a result of his ownership of such shares.

OUR CHARTER MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF US.

The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors. Our charter authorizes our Board of Directors to issue up to 510,587,500 shares of capital stock. As of September 30, 2001, 456,962,738 shares were classified as Class A Common Stock, and 53,624,762 shares were classified as preferred stock. Under the charter, our Board of Directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our Board of Directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests.

MARYLAND BUSINESS STATUTES MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF US.

As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested stockholder, or upon payment of a fair price. Maryland law also provides generally that a person who acquires shares of our stock that represent 10% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote. Additionally, recent changes to Maryland law may make it more difficult for someone to acquire us. Maryland law now provides, among other things, that the Board of Directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. In addition, Maryland law provides that corporations which:

     o have three directors who are not employees of the entity or related to an acquiring person; and

     o are subject to the reporting requirements of the Securities Exchange Act of 1934;

may elect in their charter or bylaws or by resolution of the Board of Directors to be subject to all or part of a special subtitle which provides that:

     o    the corporation will have a staggered Board of Directors;

     o any director may be removed only for cause, and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

     o the number of directors may only be set by the Board of Directors, even if the procedure is contrary to the charter or bylaws;

     o vacancies may only be filled by the remaining directors, even if the procedure is contrary to the charter or bylaws; and

     o the secretary of the corporation may call a special meeting of stockholders at the request of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

                                 USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of Class A Common Stock upon redemption of Partnership Common Units or Class Seven Preferred Units of the AIMCO operating partnership or upon any sale of Class A Common Stock by the selling stockholders.

                               REDEMPTION OF UNITS

After the first anniversary of becoming a holder of Partnership Common Units ("Common Units") or Class Seven Preferred Units, a limited partner has the right to require the AIMCO operating partnership to redeem all or a portion of his or her units in exchange for shares of Class A Common Stock or a cash amount, as the AIMCO operating partnership may determine. For each Common Unit, a limited partner is entitled to receive (i) cash in an amount equal to the average of the daily market prices of the Class A Common Stock for 10 consecutive trading days immediately preceding the date on which the General Partner receives the limited partner's notice of redemption, or (ii) one share of Class A Common Stock. For each Class Seven Preferred Unit, a limited partner is entitled to receive (i) cash in an amount equal to the liquidation preference of the Class Seven Preferred Units ($25 per unit plus any accumulated, accrued and unpaid distributions), or (ii) a number of shares of Class A Common Stock equal to such cash amount divided by the average of the daily market price of the Class A Common Stock for the 5 consecutive trading days immediately preceding the date on which the general partner receives the limited partner's notice of redemption.

To effect a redemption, a limited partner must give the general partner a notice of redemption along with written affidavits and certifications as to the limited partner's ownership of our securities, and compliance with the ownership limits in AIMCO's charter. The redemption rights are subject to specific limitations contained in the AIMCO operating partnership's agreement of limited partnership, such as the requirement that at least 500 units must be redeemed at any time and Class A Common Stock cannot be issued upon a redemption if such issuance would result in the ownership limits in AIMCO's charter being exceeded.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                      OF AN EXCHANGE OR REDEMPTION OF UNITS

The following summary is a general discussion of certain United States Federal income tax consequences to a unitholder that exercises its option to have all or a portion of its Common Units or Class Seven Preferred Units redeemed. This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), Treasury regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is for general information only and does not purport to discuss all aspects of United States Federal income taxation which may be important to you in light of your specific investment or tax circumstances, or if you are subject to special tax rules (for example, if you are a financial institution, broker-dealer, insurance company, tax-exempt organization or, except to the extent discussed below, foreign investor, as determined for United States Federal income tax purposes). This summary assumes that units are held as capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS, and no opinion of counsel will be received, regarding the United States Federal, state, local or foreign tax consequences discussed herein.

The United States Federal income tax consequences to a unitholder that exercises its option to have units redeemed depends in some instances on determinations of fact and interpretations of complex provisions of United States Federal income tax law. No clear precedent or authority may be available on some questions. Accordingly, you should consult your tax advisor regarding the United States Federal, state, local and foreign tax consequences of an exchange or redemption of units in light of your specific tax situation.

EXCHANGE OR REDEMPTION OF UNITS

If AIMCO acquires a unit tendered for redemption in exchange for shares of Class A Common Stock, a unitholder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., the sum of the cash and the fair market value of any shares of Class A Common Stock plus the amount of the AIMCO operating partnership liabilities allocable to such tendered unit at such time) and (ii) the unitholder's tax basis in such unit, which tax basis will be adjusted for the unit's allocable share of the AIMCO operating partnership's income, gain or loss for the taxable year of disposition. The tax liability resulting from the gain recognized on the disposition of a tendered unit could exceed the amount of cash and the fair market value of any shares of Class A Common Stock received in exchange therefor.

If the AIMCO operating partnership redeems a tendered unit with cash (which is not contributed by AIMCO to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraph, except that if the AIMCO operating partnership redeems less than all of a unitholder's units, the unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of the AIMCO operating partnership liabilities allocable to the redeemed units, exceeded the unitholder's adjusted tax basis in all of such unitholder's units immediately before the redemption.

DISGUISED SALES

Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership's operations. In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of units made within two years of a unitholder's contribution of property to the AIMCO operating partnership, must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

While there is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property, a redemption of units, particularly Class Seven Preferred Units, Class Eight Preferred Units and Class Nine Preferred Units, by the AIMCO operating partnership within two years of the date of a unitholder's contribution of property to the AIMCO operating partnership may be treated as a disguised sale. If this treatment were to apply, such unitholder would be treated for United States Federal income tax purposes as if, on the date of its contribution of property to the AIMCO operating partnership, the AIMCO operating partnership transferred to it an obligation to pay it the redemption proceeds. In that case, the unitholder would be required to recognize gain on the disguised sale in such earlier year.

CHARACTER OF GAIN OR LOSS RECOGNIZED

Except as described below, the gain or loss that a unitholder recognizes on a sale, exchange or redemption of a tendered unit will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the unit exceeds 12 months. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States Federal income tax rate of 20%. If the amount realized with respect to a unit that is attributable to a unitholder's share of unrealized receivables of the AIMCO operating partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, unrealized receivables include depreciation recapture for certain types of property. In addition, the maximum United States Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include the sale or exchange of a unit to AIMCO, but not the redemption of a unit by the AIMCO operating partnership) held for more than 12 months is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as unrealized receivables.

PASSIVE ACTIVITY LOSSES

The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. Any net losses or credits attributable to the publicly traded partnership may only be offset against future income of the publicly traded partnership.

AIMCO believes and intends to take the position that the AIMCO operating partnership should not be classified as a publicly traded partnership because
(i) the units are not traded on an established securities market and (ii) the units should not be considered readily tradeable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradeable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the AIMCO operating partnership). No assurance can be given that the IRS will not assert that the AIMCO operating partnership is a publicly traded partnership, or that facts and circumstances will not develop which could cause the AIMCO operating partnership to become a publicly traded partnership. The following discussion assumes that the AIMCO operating partnership is, and will continue to be, classified and taxed as a partnership, and not a publicly traded partnership, for United States Federal income tax purposes.

Accordingly, if a unitholder tenders all or a portion of its units and recognizes a gain on the sale, exchange or redemption, it may be entitled to use its current and suspended passive activity losses (if any) from the AIMCO operating partnership and other passive sources to offset that gain. If a unitholder tenders all or a portion of its units and recognizes a loss on such sale, it may be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of its passive activity income from the AIMCO operating partnership for that year (if any) plus any passive activity income from other sources for that year. In addition, if a unitholder tenders all of its units, the balance of any suspended losses from the AIMCO operating partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) against any other income of such unitholder for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from the AIMCO operating partnership or other investments that may be used to offset gain from the sale, exchange or redemption of your units tendered for redemption.

TAX REPORTING

If a unitholder tenders a unit and such unit is acquired by AIMCO or the AIMCO operating partnership, the unitholder must report the transaction by filing a statement with its United States Federal income tax return for the year of the disposition which provides certain required information to the IRS. To prevent the possible application of back-up United States Federal income tax withholding of 31% with respect to payment of the consideration, a unitholder must provide AIMCO or the AIMCO operating partnership with its correct taxpayer identification number.


FOREIGN OFFEREES

Gain recognized by a foreign person on a sale, exchange or redemption of a unit tendered for redemption will be subject to United States Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ( "FIRPTA"). If you are a foreign person, AIMCO or the AIMCO operating partnership will be required, under the FIRPTA provisions of the Code, to deduct and withhold 10% of the amount realized by you on the disposition. The amount withheld would be creditable against your United States Federal income tax liability and, if the amount withheld exceeds your actual tax liability, you could claim a refund from the IRS by filing a Federal income tax return.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF UNITS TENDERED FOR REDEMPTION.

         COMPARISON OF PARTNERSHIP COMMON UNITS AND CLASS A COMMON STOCK


              COMMON UNITS                                                   CLASS A COMMON STOCK

                                                    NATURE OF INVESTMENT

        The Common Units constitute equity interests               The Class A Common Stock constitutes equity
        entitling each holder to his or her pro rata share         interests in AIMCO, a Maryland corporation.
        of cash distributions made from available cash (as
        such term is defined in the partnership agreement)
        to the partners of the AIMCO operating partnership, a
        Delaware limited partnership.

                                                          VOTING RIGHTS

        Under the partnership agreement, limited partners          Each outstanding share of Class A Common Stock
        have voting rights only with respect to certain            entitles the holder thereof to one vote on all
        limited matters such as certain amendments and             matters submitted to stockholders for vote,
        termination of the partnership agreement and               including the election of directors. Holders of
        certain transactions such as the institution of            Class A Common Stock have the right to vote on,
        bankruptcy proceedings, an assignment for the              among other things, a merger of AIMCO,
        benefit of creditors and certain transfers by the          amendments to the AIMCO charter and the
        general partner of its interest in the AIMCO               dissolution of AIMCO. Certain amendments to the
        operating partnership or the admission of a                AIMCO charter require the affirmative vote of
        successor general partner.                                 not less than two-thirds of votes entitled to be
                                                                   cast on the matter. The AIMCO charter permits
                                                                   the AIMCO Board of Directors to classify and
                                                                   issue capital stock in one or more series having
                                                                   voting power which may differ from that of the
                                                                   Class A Common Stock. Under Maryland law, a
                                                                   consolidation, merger, share exchange or
                                                                   transfer of all or substantially all of the
                                                                   assets of AIMCO generally requires the
                                                                   affirmative vote of not less than two-thirds of
                                                                   all of the votes entitled to be cast on the
                                                                   matter. With respect to each of these
                                                                   transactions, only the holders of Class A Common
                                                                   Stock are generally entitled to vote on the
                                                                   matters. No approval of the stockholders is
                                                                   required for the sale of less than all or
                                                                   substantially all of AIMCO's assets. Maryland
                                                                   law provides that the AIMCO Board of Directors
                                                                   must obtain the affirmative vote of at least
                                                                   two-thirds of the votes entitled to be cast on
                                                                   the matter in order to dissolve AIMCO. Only the
                                                                   holders of Class A Common Stock are entitled to
                                                                   vote on AIMCO's dissolution.



                                                     DISTRIBUTIONS/DIVIDENDS

        Subject to the rights of holders of any                    Holders of the Class A Common Stock are entitled
        outstanding preferred units, the partnership               to receive dividends when and as declared by the
        agreement requires the general partner to cause            AIMCO Board of Directors, out of funds legally
        the AIMCO operating partnership to distribute              available therefor. Under the REIT rules, AIMCO
        quarterly all, or such portion as the general              is required to distribute dividends (other than
        partner may in its sole and absolute discretion            capital gain dividends) to its stockholders in
        determine, of Available Cash (as such term is              an amount at least equal to (A) the sum of (i)
        defined in the partnership agreement) generated by         90% of AIMCO's "REIT taxable income" (computed
        the AIMCO operating partnership during such                with out regard to the dividends paid deduction
        quarter to the general partner, the special                and AIMCO's net capital gain) and (ii) 90% of
        limited partner and the holders of Common Units on         the net income (after tax), if any, from
        the record date established by the general partner         foreclosure property minus (B) the sum of
        with respect to such quarter, in accordance with           certain items of noncash income.
        their respective interests in the AIMCO operating
        partnership on such record date. Holders of any
        other preferred units issued in the future may
        have priority over the general partner, the
        special limited partner and holders of Common
        Units with respect to distributions of Available
        Cash, distributions upon liquidation or other
        distributions. The general partner in its sole and
        absolute discretion may distribute to the holders
        of Common Units Available Cash on a more frequent
        basis and provide for an appropriate record date.
        The partnership agreement requires the general
        partner to take such reasonable efforts, as
        determined by it in its sole and absolute discretion
        and consistent with the REIT requirements, to cause
        the AIMCO operating partnership to distribute
        sufficient amounts to enable the general partner to
        transfer funds to AIMCO and enable AIMCO to pay
        stockholder dividends that will (i) satisfy the
        requirements for qualifying as a REIT under the
        Internal Revenue Code, and the Treasury Regulations
        and (ii) avoid any United States federal income or
        excise tax liability of AIMCO.



                             COMMON UNITS                                              CLASS A COMMON STOCK

                                             LIQUIDITY AND TRANSFERABILITY/REDEMPTION

     There is no public market for the Common Units and the         The Class A Common Stock is transferable subject
     Common Units are not listed on any securities                  to the Ownership Limit set forth in the AIMCO
     exchange. Under the partnership agreement, until the           charter. The Class A Common Stock is listed on the
     expiration of one year from the date on which a holder         New York Stock Exchange. The Class A Common Stock
     acquired Common Units, subject to certain exceptions,          is generally not redeemable.
     such holder may not transfer all or any portion of its
     Common Units to any transferee without the consent of
     the general partner, which consent may be withheld in
     its sole and absolute discretion. After the expiration
     of one year, such holder has the right to transfer all
     or any portion of its Common Units to any person,
     subject to the satisfaction of those conditions
     specified in the partnership agreement, including the
     general partner's right of first refusal. After the
     first anniversary of becoming a holder of Common
     Units, a limited partner has the right, subject to the
     terms and conditions of the partnership agreement to
     require the AIMCO operating partnership to redeem all
     or a portion of the Common Units held by such party in
     exchange for shares of Class A Common Stock or a cash
     amount equal to the value of such shares, as the AIMCO
     operating partnership may elect. Upon receipt of a
     notice of redemption, the AIMCO operating partnership
     may, in its sole and absolute discretion but subject
     to the restrictions on the ownership of Class A Common
     Stock imposed under the AIMCO charter and the transfer
     restrictions and other limitations thereof, elect to
     cause AIMCO to acquire some or all of the tendered
     Common Units in exchange for Class A Common Stock,
     based on an exchange ratio of one share of Class A
     Common Stock for each Common Unit, subject to
     adjustment as provided in the partnership agreement.

              COMPARISON OF CLASS SEVEN PARTNERSHIP PREFERRED UNITS
                            AND CLASS A COMMON STOCK


                     CLASS SEVEN PREFERRED UNITS                                     CLASS A COMMON STOCK

                                                    NATURE OF INVESTMENT

      The Class Seven Preferred Units constitute equity               The Class A Common Stock constitutes equity
      interests in the AIMCO operating partnership, a                 interests in AIMCO, a Maryland corporation.
      Delaware limited partnership. The Class Seven
      Preferred Units are entitled to distribution and
      liquidation preferences over the Common Units.

                                                           VOTING RIGHTS

       Except as otherwise required by applicable law                 Each outstanding share of Class A Common
       or in the AIMCO operating partnership's                        Stock entitles the holder thereof to one vote
       agreement of limited partnership, the holders of               on all matters submitted to stockholders for
       the Class Seven Preferred Units will have the                  vote, including the election of directors.
       same voting rights as holders of the Common                    Holders of Class A Common Stock have the
       Units. So long as any Class Seven Preferred                    right to vote on, among other things, a
       Units are outstanding, in addition to any other                merger of AIMCO, amendments to the AIMCO
       vote or consent of partners required by                        charter and the dissolution of AIMCO. Certain


                     CLASS SEVEN PREFERRED UNITS                                     CLASS A COMMON STOCK

       law or by the AIMCO operating partnership's                     amendments to the AIMCO charter require the
       agreement of limited partnership, the                           affirmative vote of not less than two-thirds
       affirmative vote or consent of holders of at                    of votes entitled to be cast on the matter.
       least 50% of the outstanding Class Seven                        The AIMCO charter permits the AIMCO Board of
       Preferred Units will be necessary for effecting                 Directors to classify and issue capital stock
       any amendment of any of the provisions of the                   in one or more series having voting power
       Partnership Unit Designation of the Class Seven                 which may differ from that of the Class A
       Preferred Units that materially and adversely                   Common Stock. Under Maryland law, a
       affects the rights or preferences of the holders                consolidation, merger, share exchange or
       of the Class Seven Preferred Units. The creation                transfer of all or substantially all of the
       or issuance of any class or series of AIMCO                     assets of AIMCO generally requires the
       operating partnership units, including, without                 affirmative vote of not less than two-thirds
       limitation, any AIMCO operating partnership                     of all of the votes entitled to be cast on
       units that may have rights junior to, on a                      the matter. With respect to each of these
       parity with or senior or superior to the Class                  transactions, only the holders of Class A
       Seven Preferred Units, will not be deemed to                    Common Stock are generally entitled to vote
       materially adversely affect the rights or                       on the matters. No approval of the
       preferences of the holders of Class Seven                       stockholders is required for the sale of less
       Preferred Units. With respect to the exercise of                than all or substantially all of AIMCO's
       the above described voting rights, a holder of                  assets. Maryland law provides that the AIMCO
       Class Seven Preferred Units will be entitled to                 Board of Directors must obtain the
       one vote per unit.                                              affirmative vote of at least two-thirds of
                                                                       the votes entitled to be cast on the matter
                                                                       in order to dissolve AIMCO. Only the holders
                                                                       of Class A Common Stock are entitled to vote
                                                                       on AIMCO's dissolution.


                                                    DISTRIBUTIONS/DIVIDENDS

       Holders of Class Seven Preferred Units are                    Holders of the Class A Common Stock are
       entitled to receive, when and as declared by the              entitled to receive dividends when and as
       board of directors of the general partner of the              declared by the AIMCO Board of Directors, out
       AIMCO operating partnership, quarterly                        of funds legally available therefor. Under
       cumulative cash distributions at an initial rate              the REIT rules, AIMCO is required to
       equal to 9.5% of the liquidation value per Class              distribute dividends (other than capital gain
       Seven Preferred Unit per year, or $0.59375 per                dividends) to its stockholders in an amount
       Class Seven Preferred Unit.                                   at least equal to (A) the sum of (i) 90% of
                                                                     AIMCO's "REIT taxable income" (computed
                                                                     without regard to the dividends paid
                                                                     deduction and AIMCO's net capital gain) and
                                                                     (ii) 90% of the net income (after tax), if
                                                                     any, from foreclosure property, minus (B) the
                                                                     sum of certain items of noncash income.



                                              LIQUIDITY AND TRANSFERABILITY/REDEMPTION

       There is no public market for the Class Seven                  The Class A Common Stock is transferable
       Preferred Units and the Class Seven Preferred                  subject to the Ownership Limit set forth in
       Units are not listed on any securities exchange.               the AIMCO charter. The Class A Common Stock
       Under the partnership agreement, until the                     is listed on the New York Stock Exchange. The
       expiration of one year from the date on which a                Class A Common Stock is generally not
       holder acquired Class Seven Preferred Units,                   redeemable
       subject to certain exceptions, such holder may
       not transfer all or any portion of its Class
       Seven Preferred Units to any transferee without
       the consent of the general partner, which
       consent may be withheld in its sole and absolute
       discretion. After the expiration of one year,
       such holder has the right to transfer all or any
       portion of its Class Seven Preferred Units to
       any person, subject to the satisfaction of those
       conditions specified in the partnership
       agreement including the general partner's right
       of first refusal. After the first anniversary of
       becoming a holder of Class Seven Preferred
       Units, a limited partner has the right to
       require the AIMCO operating partnership to
       redeem Class Seven Preferred Units in exchange
       for, at the AIMCO operating partnership's
       option, (i) cash in an amount equal to the
       liquidation preference of the Class Seven
       Preferred Units ($25 per unit, plus any
       accumulated, accrued and unpaid distributions),
       or (ii) a number of shares of Class A Common
       Stock equal to such cash amount divided by the
       average of the daily market prices of the Class
       A Common Stock for the 5 consecutive trading
       days immediately preceding the date on which the
       general partner receives the limited partner's
       notice of redemption.

                              SELLING STOCKHOLDERS

This prospectus relates to periodic offers and sales of up to 715,781 shares of Class A Common Stock by the selling stockholders listed and described below and their pledgees, donees and other successors in interest (collectively, the "selling stockholders"). The following table sets forth certain information with respect to the selling stockholders and their beneficial ownership of shares of Class A Common Stock as of the date hereof. Except as noted below, none of the named selling stockholders holds any position, office or has had any other material relationship with us, or any of our predecessors or affiliates, during the past three years. The shares owned by each selling stockholder represents less than 1% of the shares of Class A Common Stock outstanding as of September 30, 2001, except for Roy H. Lambert, whose shares represent approximately 1% of the outstanding shares. Because the selling stockholders may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares that will be held by the selling stockholders upon termination of any offering made hereby.



                                                                                          AMOUNT OFFERED HEREBY
                                                          AMOUNT               --------------------------------------------
                                                       OWNED PRIOR             SHARES ISSUABLE IN        SHARES ISSUABLE IN
                                                          TO THE               EXCHANGE FOR COMMON           EXCHANGE FOR
                   SELLING STOCKHOLDER                 OFFERING(1)                 UNITS(2)               PREFERRED UNITS(3)
                   -------------------                 -----------             ----------------------     ------------------

         Frank Bailen                                         988                       304                        543
         Thelma Bailen                                      2,747                                                2,262
         Sol Barnett                                        3,019                       643                      2,376
         Emanuele Bomben                                    2,262                                                2,262
         Stuart E. Clark                                    2,905                     2,905
         Edwin B. Cole                                      3,537                     3,537
         Thomas D. Davis                                    7,877                                                7,877
         Robert A. Derrenbacker                             8,808                       591                      1,315
         Linda W. Hamilton                                  6,766                                                6,766
         K.B.O. Partners, 86-1                            129,316                                                7,114(5)
         Roy H. Lambert (6)                               777,520                    52,169
         Charles M. Linke                                  10,746                     3,537
         Nancy S. Lohuis                                    1,769                     1,769
         Jack G. Lukens Trust                               3,537                     3,537
         Terry D. Messamore                                 1,016                     1,016
         James A. Price                                    13,665                     3,537
         John A. Purdie                                    20,286                     5,304
         Regency Windsor Capital Inc.                     160,034                    41,117
         Regency Windsor Liquidity Fund Limited
         Partnership                                      247,376                     1,016
         Regency Windsor Management Inc.                  214,227                    18,863
         Patricia R. Stanley                                7,877                                                7,877
         Pat Stucker (7)                                   17,289                                                7,813(4)
         TransAction Financial Corporation                111,626                                               13,476(5)
         TransAction Income Partners                      292,169                                               16,073(5)
         Lloyd G. Whipple Trust                            19,315                     3,616
         Floyd Ron Wimpy                                   11,416                       885                      5,908
         Arthur H. Woods                                   16,283                     7,550
         Certain persons or entities who
         acquired partnership common units in             510,485                   482,223
         2000 (8)

             TOTAL                                      2,604,861                   634,119                     81,662

-------------

(1) Represents shares of Class A Common Stock currently owned or issuable in exchange for partnership units of the AIMCO operating partnership currently owned by the named selling stockholder.

(2) Represents the number of shares of Class A Common Stock that may be issued by us from time to time in exchange for an equal number of Common Units held by the named selling stockholder.

(3) Unless otherwise indicated, represents the number of shares of Class A Common Stock (rounded) that may be issued by us from time to time in exchange for Class Seven Preferred Units held by the named selling stockholder at an exchange ratio of 1.25 shares of Class A Common Stock for each Class Seven Preferred Unit, assuming a Class A Common Stock market value of $20.

(4) Represents the number of shares of Class A Common Stock that may be issued by us from time to time in exchange for Class

    Eight Preferred Units held by the named selling stockholder at an exchange ratio of 1.25 shares of Class A Common Stock for each Class Eight Preferred Unit, assuming a Class A Common Stock market value of $20.

(5) Represents the number of shares of Class A Common Stock (rounded) that may be issued by us from time to time in exchange for Class Nine Preferred Units held by the named selling stockholder at an exchange ratio of 0.4761904 shares of Class A Common Stock for each Class Nine Preferred Unit, assuming a Class A Common Stock market value of $20. The named selling stockholder may pledge some or all of its Class Nine Preferred Units and/or shares of Class A Common Stock issued in exchange for Class Nine Preferred Units to Merrill Lynch Private Finance, Inc. ("Merrill Lynch"), to secure certain loans. Shares of Class A Common Stock issued in exchange for Class Nine Preferred Units may be sold hereunder by Merrill Lynch in the event of a default on any such loans.

(6) Mr. Lambert is a member of the advisory board of AIMCO.

(7) Mr. Stucker has been an employee of AIMCO for the past 7 years.

(8) Excludes those persons or entities who are individually named above or included in previous registration statements.

                              PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by AIMCO of up to 189,082 shares of Class A Common Stock in exchange for 151,896 Common Units and 29,752 Class Seven Preferred Units. This prospectus also relates to the offer and sale from time to time by the selling stockholders of up to 715,781 shares of Class A Common Stock. The selling stockholders may sell shares from time to time in one or more transactions, which may include underwritten offerings, sales in open market or block transactions on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions, put or call options transactions relating to the shares, short sales of shares, hedging transactions, or in transactions in which shares may be delivered in connection with issuance of securities by issuers other than AIMCO that are exchangeable for or payable in such shares, distributions to beneficiaries, partners, members, or stockholders of the selling stockholders or a combination of such methods of sale or by any other legally available means, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. In addition, any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, such broker-dealers may arrange for other broker-dealers to participate.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our Class A Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions of securities offered hereby, which securities the broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction.)

If shares are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Depending upon the circumstances of any sale hereunder, the selling stockholders and any underwriter or broker-dealer who acts in connection with the sale of shares hereunder may be deemed to be "underwriters," within the meaning of
Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption or federal preemption from registration or qualification is available and is complied with.

We have agreed to pay all expenses in connection with the registration of the shares being offered hereby. Selling stockholders are responsible for paying broker's commissions, underwriting discounts and any other selling expenses, as well as fees and expenses of selling stockholders' counsel.

We have agreed to indemnify certain of the selling stockholders, and their respective officers and directors and any person who controls such selling stockholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this prospectus, and the registration statement of which this prospectus is a part, including liabilities under the Securities Act. We or the selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares through a special offering, block trade, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by a named selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                 CERTAIN FEDERAL INCOME TAXATION CONSIDERATIONS

THE FOLLOWING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES RESULTING FROM THE ACQUISITION OF, HOLDING, EXCHANGING, AND OTHERWISE DISPOSING OF AIMCO CLASS A COMMON STOCK. THIS SUMMARY IS BASED UPON THE CODE, THE TREASURY REGULATIONS (THE "REGULATIONS"), RULINGS ISSUED BY THE IRS, AND JUDICIAL DECISIONS, ALL IN EFFECT AS OF THE DATE OF THIS PROSPECTUS AND ALL OF WHICH ARE SUBJECT TO CHANGE OR DIFFERING INTERPRETATIONS, POSSIBLY RETROACTIVELY. THIS SUMMARY IS ALSO BASED ON THE ASSUMPTIONS THAT THE OPERATION OF AIMCO, THE AIMCO OPERATING PARTNERSHIP AND THE LIMITED LIABILITY COMPANIES AND LIMITED PARTNERSHIPS IN WHICH THEY OWN CONTROLLING INTERESTS (COLLECTIVELY, THE "SUBSIDIARY PARTNERSHIPS") WILL BE IN ACCORDANCE WITH THEIR RESPECTIVE ORGANIZATIONAL DOCUMENTS AND PARTNERSHIP AGREEMENTS. THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE IMPORTANT TO A PARTICULAR INVESTOR IN LIGHT OF ITS INVESTMENT OR TAX CIRCUMSTANCES, OR TO CERTAIN TYPES OF INVESTORS SUBJECT TO SPECIAL TAX RULES (INCLUDING FINANCIAL INSTITUTIONS, BROKER-DEALERS, INSURANCE COMPANIES, AND EXCEPT TO THE EXTENT DISCUSSED BELOW, TAX-EXEMPT ORGANIZATIONS AND FOREIGN INVESTORS, AS DETERMINED FOR FEDERAL INCOME TAX PURPOSES). THIS SUMMARY ASSUMES THAT INVESTORS WILL HOLD THEIR AIMCO STOCK AS CAPITAL ASSETS (GENERALLY, PROPERTY HELD FOR INVESTMENT). NO ADVANCE RULING HAS BEEN OR WILL BE SOUGHT FROM THE IRS REGARDING ANY MATTER DISCUSSED IN THIS PROSPECTUS. NO ASSURANCE CAN BE GIVEN THAT THE IRS WOULD NOT ASSERT, OR THAT A COURT WOULD NOT SUSTAIN, A POSITION CONTRARY TO ANY OF THE TAX ASPECTS SET FORTH BELOW.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF AIMCO STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH UNIT HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO CLASS A COMMON STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.


IN GENERAL

The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1994, and AIMCO intends to continue such election. Although AIMCO believes that, commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT, and its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Code, no assurance can be given that AIMCO has been or will remain so qualified. Such qualification and taxation as a REIT depend upon AIMCO's ability to meet, through actual annual operating results, distribution levels requirements regarding diversity of stock ownership, and the various qualification tests imposed under the Code as discussed below. No assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements. See " -- Failure to Qualify." No assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

AIMCO has received an opinion on November 6, 2001 from the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, beginning with its initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Code and that its actual method of operation has enabled, and its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT. The opinion is expressed as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise AIMCO of any change in applicable law or of any change in matters stated, represented or assumed after the date of such opinion.

You should be aware that opinions of counsel are not binding on the IRS or any court. AIMCO's opinion of counsel is based upon certain representations and covenants made by AIMCO, including representations regarding its properties and the past, present and future conduct of its business operations. Furthermore, AIMCO's opinion of counsel is conditioned on, and its qualification and taxation as a REIT depend on, AIMCO's ability to meet, through actual annual operating results, the various REIT qualification tests, the results of which are not reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of AIMCO's operations for any taxable year satisfy such requirements. Such requirements are discussed in more detail under the heading "Requirements for Qualification."

Provided AIMCO qualifies as a REIT, AIMCO will not be subject to Federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to Federal income tax as follows:

     o First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     o Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference.

     o Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

     o Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability.

     o Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
         (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIMCO elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     o Sixth, a 100% excise tax may be imposed on some items of income expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

     o Seventh, if AIMCO acquires assets from a corporation that is not a REIT (a "subchapter C corporation") in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation, under Temporary Regulations, the subchapter C corporation would be required to recognize any net Built-In Gain (as defined below) that would have been realized if the Subchapter C corporation had liquidated on the day before the date of the transfer. Pursuant to Regulations, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on any gain it recognizes on the disposition of any such asset during the ten-year period beginning on the day on which AIMCO acquires such asset to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of its acquisition date ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent, such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired (and may acquire in the future) a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of any of these assets within ten years of their acquisitions would subject AIMCO to tax under the foregoing rule.

     o Eighth, certain of AIMCO's subsidiaries are subchapter C corporations, the earnings of which are subject to Federal corporate income tax.

     o Ninth, AIMCO could be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

     o   that is managed by one or more trustees or directors;

     o the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     o which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

     o that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     o   the beneficial ownership of which is held by 100 or more persons;

     o in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

     o which meets certain other tests described below (including with respect to the nature of its income and assets).

The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The articles of incorporation provide certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in the fifth and sixth conditions above.

To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. Failure by AIMCO to comply with these record keeping requirements could subject it to monetary penalties. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in " -- Tax Aspects of AIMCO's Investments in Partnerships."

Income Tests. In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements:

     o First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

     o Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue or a "taxable REIT subsidiary." AIMCO (or its affiliates) is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

AIMCO manages apartment properties for third parties and affiliates through subsidiaries that we refer to as the "management companies." The management companies receive management fees and other income. A portion of such fees and other income accrue to AIMCO through distributions from the management companies that are classified as dividend income to the extent of the earnings and profits of the management companies. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.

If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in " -- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

Asset Tests. AIMCO, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets:

     o First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by AIMCO with new capital, cash, cash items and U.S. government securities.

     o Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class.

     o Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, AIMCO may not own more than 10% of any one issuer's outstanding voting securities, and AIMCO may not own more than 10% of the total value of the outstanding securities of any one issuer. The 5% and 10% asset limitations do not apply to securities of "taxable REIT subsidiaries."

     o The value of the securities held by AIMCO in taxable REIT subsidiaries may not exceed, in the aggregate, 20% of the value of AIMCO's total assets.

AIMCO believes that the value of the securities held by AIMCO in its taxable REIT subsidiaries (including the management companies) will not exceed, in the aggregate, 20% of the value of AIMCO's total assets.

As noted above, AIMCO indirectly owns interests in the management companies that have elected to be taxable REIT subsidiaries. AIMCO believes that its indirect ownership interests in the management companies qualify under the asset tests set forth above. Under legislation effective January 1, 2001, the operation or management of a health care or lodging facility precludes qualification as a taxable REIT subsidiary, and therefore precludes the REIT from relying upon this exception to the 10% ownership limitation set forth above. Consequently, if any of the management companies were deemed to operate or manage a health care or lodging facility, such management companies would fail to qualify as taxable REIT subsidiaries, and AIMCO would fail to qualify as a REIT. AIMCO believes that, as of January 1, 2001, none of the management companies operate or manage any health care or lodging facilities. However, the statute provides little guidance as to the definition of a health care or lodging facility. Accordingly, there can be no assurance that the IRS will not contend that any of the management companies operate or manage a health care or lodging facility, disqualifying it from treatment as a taxable REIT subsidiary, thereby resulting in the disqualification of AIMCO as a REIT.

Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of the partnership, for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, resulting in loss of REIT status, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt." However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO operating partnership's total assets and the value of the AIMCO operating partnership's interest in the taxable REIT subsidiaries and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that AIMCO's interests in its subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements and loss of REIT status.

AIMCO believes that its holding of securities and other assets have complied and will continue to comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO operating partnership's total assets and the value of the AIMCO operating partnership's interest in the taxable REIT subsidiaries and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that AIMCO's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

AIMCO's indirect interests in the AIMCO operating partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Internal Revenue Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore is not subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

Annual Distribution Requirements. In order for AIMCO to qualify as a REIT, AIMCO is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to:

     o   the sum of:

     (i) 90% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain i.e., the excess of net long-term capital gain over net short-term capital loss)) and

     (ii) 90% of the net income (after tax), if any, from foreclosure property,

     minus

     o   the sum of certain items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. In any year, AIMCO may elect to retain, rather than distribute, its net capital gain and pay tax on such gain. In such a case, AIMCO's stockholders would include their proportionate share of such undistributed capital gain in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of:

     (i)   85% of its REIT ordinary income for such year,

     (ii) 95% of its REIT capital gain net income for such year (excluding retained net capital gain), and

     (iii) any undistributed taxable income from prior periods,

AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the AIMCO operating partnership) and (ii) the inclusion of certain items in income by AIMCO for Federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless AIMCO is entitled to relief under specific statutory provisions, AIMCO would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.


TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

General. Substantially all of AIMCO's investments are held indirectly through the AIMCO operating partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "Certain Federal Income Taxation Considerations -- General."

Entity Classification. AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to as an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "Federal Income Taxation Considerations -- Asset Tests" and "Certain Federal Income Taxation Considerations -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "Certain Federal Income Taxation Considerations -- Failure to Qualify" above for a summary of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

Tax Allocations with Respect to the Properties. Under the Internal Revenue Code and the Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book -- Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The AIMCO operating partnership was formed by way of contributions of appreciated property. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO operating partnership of the cash proceeds received in any offerings of its stock.

In general, certain unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the AIMCO operating partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the AIMCO operating partnership or other Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "Certain Federal Income Taxation Considerations -- Annual Distribution Requirements."

With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

Sale of the Properties. AIMCO's share of any gain realized by the AIMCO operating partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Certain Federal Income Taxation Considerations -- General -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The AIMCO operating partnership and the other Subsidiary Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with AIMCO's investment objectives.


TAXATION OF MANAGEMENT COMPANIES

A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the management companies to the AIMCO operating partnership, and interest paid by the management companies on certain notes held by the AIMCO operating partnership. In general, the management companies pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that the management companies are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.


TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

Distributions. Provided that AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained net capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum Federal income tax rate to the extent of previously claimed real property depreciation.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

Dispositions of AIMCO Class A Common Stock. Capital gains recognized by individuals and other non-corporate taxpayers upon the sale or disposition of AIMCO Class A Common Stock held for more than one year at the time of disposition will be long-term capital gains and will be short-term capital gains if the AIMCO Class A Common Stock is held for one year or less. Capital losses recognized by a stockholder upon the disposition of AIMCO Class A Common Stock held for more than one year at the time of disposition will be a long-term capital loss. In addition, any loss upon a sale or exchange of shares of AIMCO Class A Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.


TAXATION OF FOREIGN STOCKHOLDERS

The following is a summary of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of AIMCO Class A Common Stock applicable to Non-U.S. Holders of AIMCO Class A Common Stock. A "Non-U.S. Holder" is generally any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty and the Non-U.S. Holder provides appropriate documentation regarding its eligibility for treaty benefits). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Class A Common Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Class A Common Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same



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


manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

Non-Dividend Distributions. Unless AIMCO Class A Common Stock constitutes a United States real property interest (a "USRPI") within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Class A Common Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to FIRPTA at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Class A Common Stock.

Capital Gain Dividends. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of Non-U.S. Holder that is a corporation.

Dispositions of AIMCO Class A Common Stock. Unless AIMCO Class A Common Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to taxation under FIRPTA. The AIMCO Class A Common Stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be, a domestically controlled REIT. If AIMCO is, and continues to be, a domestically controlled REIT, the sale of AIMCO Stock should not be subject to taxation under FIRPTA. Because most classes of stock of AIMCO are publicly traded, however, no assurance can be given that AIMCO is or will continue to be a domestically controlled REIT.

Even if AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of AIMCO Class A Common Stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that:

     o the stock is "regularly traded" (as defined by applicable Regulations) on an established securities market (e.g., the NYSE, on which AIMCO Class A Common Stock is listed) and

     o the selling Non-U.S. Holder held 5% or less of such class of AIMCO Class A Common Stock at all times during a specified testing period.

If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of AIMCO Class A Common Stock that would not otherwise be subject to taxation under FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases. First, if the Non-U.S. Holder's investment in the AIMCO Class A Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain. Second, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Estate Tax. AIMCO Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders. The IRS has issued final Treasury Regulations regarding the withholding, backup withholding and information reporting rules as applied to Non-U.S. Holders. Prospective investors in securities should consult their tax advisors regarding the application of these Treasury Regulations.


TAXATION OF TAX-EXEMPT STOCKHOLDERS

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from Federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, AIMCO believes that amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of AIMCO Class A Common Stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of AIMCO's stock only if:

     o   the UBTI Percentage is at least 5%,

     o AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and

     o either (A) one pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more than 50% of the value of AIMCO's stock.

The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.


LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in AIMCO or the AIMCO operating partnership. Congress recently enacted legislation, generally effective in 2001, that, among other things:

     o modifies the current ownership limitations to permit a REIT to own up to 100% of the voting securities and 100% of the value of the other interests in a taxable REIT subsidiary. In addition, the 5% REIT asset test does not apply to taxable REIT subsidiaries, but securities of taxable REIT subsidiaries can not exceed 20% of the total value of a REIT's assets;

     o permits a taxable REIT subsidiary to perform services to a REIT's tenants and imposes a 100% excise tax on certain non-arms length transactions between a taxable REIT subsidiary and a REIT;

     o disallows REIT status where health care or lodging facilities are operated or managed by a taxable REIT subsidiary;

     o generally restricts a REIT from owning more than 10% of the vote or value of the securities of an issuer, including a partnership or a non-REIT C corporation that is not a taxable REIT subsidiary;

     o imposes certain limitations to the deductibility of interest paid by a taxable REIT subsidiary to a related REIT;

     o allows a REIT to rent up to 10% of a property to a taxable REIT subsidiary and generally have the rent qualify as good income for purposes of the REIT gross income tests;

     o reduces the annual REIT distribution requirement from a 95% to a 90% level; and

     o changes the measurement of rent attributable to personal property leased in connection with a lease of real property from a comparison based on adjusted tax bases of properties to a comparison of fair market values.

It cannot be predicted whether, when, in what form, or with what effective dates, other legislative proposals applicable to AIMCO or its stockholders will become law.


STATE, LOCAL AND FOREIGN TAXES

The AIMCO operating partnership and its partners and AIMCO and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of the AIMCO operating partnership and its partners and AIMCO and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign tax laws on an investment in the AIMCO operating partnership or AIMCO.


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our Securities Exchange Act of 1934 filing number is 1-13232.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

     o Proxy Statement for Annual Meeting of Shareholders of Apartment Investment and Management Company held on June 19, 2001;

     o Apartment Investment and Management Company's Annual Report on Form 10-K for the year ended December 31, 2000;

     o Apartment Investment and Management Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;


     o Apartment Investment and Management Company's Current Reports on Form 8-K, dated September 20, 2000 (as amended by Amendment No. 1 filed December 4, 2000, Amendment No. 2 filed January 18, 2001 and Amendment No. 3 filed February 28, 2001); January, 25, 2001 (filed February 1,
         2001) (as amended by Amendment No. 1 filed March 12, 2001); March 19, 2001 (filed March 22, 2001); March 26, 2001 (filed March 27, 2001);
         April 17, 2001 (filed April 17, 2001); April 26, 2001 (filed April 27,
         2001); July 20, 2001 (filed July 24, 2001); July 26, 2001 (filed July
         27, 2001), August 1, 2001 (filed August 2, 2001) and November 8, 2001
         (filed November 9, 2001); and

     o the description of Apartment Investment and Management Company's capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Corporate Secretary Apartment Investment and Management Company Colorado Center, Tower Two 2000 South Colorado Boulevard, Suite 2-1000 Denver, Colorado 80222
(303) 757-8101.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders named herein are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  LEGAL MATTERS

Certain legal matters will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Class A Common Stock offered hereby will be passed upon for AIMCO by Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland.


                                     EXPERTS

The consolidated financial statements of AIMCO appearing in AIMCO's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Reznick Fedder & Silverman, independent auditors, have audited (i) Oxford Holding corporation and subsidiaries, Oxford Realty Financial Group, Inc. and Subsidiaries, ZIMCO Entities and Oxford Equities Corporation III's combined financial statements for the year ended December 31, 1999; (ii) ORFG Operations, L.L.C. and Subsidiary's combined financial statements for the year ended December 31, 1999; (iii) OXPARC L.L.C.'s combined financial statements for the year ended December 31, 1999; and (iv) Oxford Realty Financial Group Properties' combined financial statements for the year ended December 31, 1999; as set forth in their reports, which are incorporated by reference in this prospectus. These financial statements are incorporated by reference in reliance on Reznick Fedder & Silverman's reports given their authority as experts in accounting and auditing. The consolidated financial statements of Oxford Tax Exempt Fund II Limited Partnership ("OTEF") appearing in OTEF's Annual Report on form 10-K for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Class A Common Stock, are as follows:


    Registration Fee -- Securities and Exchange         $  7,600
    Commission
    Printing and Engraving Expenses                       10,000
    Legal Fees and Expenses                               25,000
    Accounting Fees and Expenses                          25,000
    Miscellaneous                                          5,000
                                                         -------

        Total                                            $72,600


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

AIMCO's charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

AIMCO's charter and bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company has entered into agreements with certain of its officers, pursuant to which the Company has agreed to indemnify such officers to the fullest extent permitted by applicable law.

The Agreement of Limited Partnership (the "Operating Partnership Agreement") of the AIMCO operating partnership also provides for indemnification of AIMCO, or any director or officer of AIMCO, in its capacity as the previous general partner of the AIMCO operating partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the AIMCO operating partnership, as set forth in the operating partnership Agreement.

Section 11.6 of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Plan"),

Section 2.8 of the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"),
Section 2.8 of the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of the 1994 Stock Option Plan of Apartment Investment and Management Company (the "1994 Plan") specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of AIMCO (the "Board"), the Compensation Committee of the Board and each of the directors, officers and employees of AIMCO, any

AIMCO subsidiary, the AIMCO operating partnership and any subsidiary of the AIMCO operating partnership shall be held harmless and indemnified by AIMCO for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 1997 Plan, the Non-Qualified Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.



ITEM 16. EXHIBITS.

     4.1 Specimen certificate for Class A Common Stock (incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994).

     5.1          Opinion of Piper Marbury Rudnick & Wolfe LLP.*

     8.1          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

     23.1 Consent of Piper Marbury Rudnick & Wolfe LLP (included in their opinion filed as Exhibit 5.1).

     23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).

     23.3         Consent of Ernst & Young LLP, Denver, Colorado, dated November
                  8, 2001.*

     23.4 Consent of Reznick Fedder and Silverman, Bethesda, Maryland, dated November 8, 2001.*

     23.5 Consent of PricewaterhouseCoopers LLP, Washington, D.C., dated November 9, 2001.*

     24.1         Power of Attorney.*

----------

*  Previously filed.


ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Amendment No. 1 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 21st day of November, 2001.


APARTMENT INVESTMENT AND MANAGEMENT COMPANY

        By: /s/ Peter K. Kompaniez
            ----------------------------------
                    Peter K. Kompaniez
                President and Vice Chairman



Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.





         SIGNATURE                                      TITLE                                   DATE
         ---------                                      -----                                   ----
/s/ Terry Considine*                        Chairman of the Board and Chief                November 21, 2001
--------------------------                  Executive Officer (Principal
Terry Considine                             Executive Officer)

/s/ Peter K. Kompaniez                      Vice Chairman, President and                   November 21, 2001
--------------------------                  Director
Peter K.  Kompaniez

/s/ Paul J. McAuliffe*                      Executive Vice President Capital               November 21, 2001
--------------------------                  Markets and Chief Financial
Paul J. McAuliffe                           Officer

/s/ Thomas C. Novosel*                      Senior Vice President and Chief                November 21, 2001
--------------------------                  Accounting Officer
Thomas C. Novosel



/s/ James N. Bailey*                        Director                                       November 21 , 2001
---------------------------
James N. Bailey


/s/ Richard S. Ellwood*                     Director                                       November 21, 2001
---------------------------
Richard S. Ellwood

/s/ J. Landis Martin*                       Director                                       November 21, 2001
---------------------------
J. Landis Martin

/s/ Thomas L. Rhodes*                       Director                                       November 21, 2001
---------------------------
Thomas L. Rhodes

*By: /s/ Peter K. Kompaniez
    -----------------------
Peter K. Kompaniez
Attorney-in-Fact for each
of the persons indicated
